7810 Ballantyne Commons Pkwy, Suite 300
                                      Charlotte, NC  28277

                                      Telephone: 704.319.2220
                                      Facsimile: 704.319.2250

                                      www.marketcentral.com

Investor Relations:                                Company Contact:
Vince Buczek                                       Brooke Filger
JKT, Inc                                           Market Central, Inc.
(301) 751-1457                                      (888) 773-3501
vbuczek@aol.com                                bfilger@marketcentral.com

             Market Central and CustomerLinx Enter into an Agreement

                Market Central to Expand on Core Opportunities in
     Next Generation Search and Intelligent Document Recognition technology

Charlotte, NC - November 30, 2004 - Market Central, Inc. (OTC BB: MKTE), a global technology management company that connects people and businesses with information, today announced that it is negotiating with CustomerLinx to purchase Market Central's contact center assets and operations. In conjunction with these negotiations, Market Central has reached an interim agreement with CustomerLinx to provide operations management of Market Central's contact center subsidiary, e-commerce support centers, inc. (ecom). Under the management agreement, CustomerLinx will provide day-to-day operations management and strategic direction for ecom, enabling Market Central to focus on developing and/or acquiring technologies central to its growth, including Web and Enterprise Search, Intelligent Document Recognition (IDR) and document content management software.

Commenting on the partnership, Craig Mento, President and CEO, of CustomerLinx, said, "We are pleased to partner with a company that has demonstrated time and again that its customers' inbound and outbound contact center programs are run professionally and effectively. Moving forward, this partnership will provide us with the additional workflow capabilities needed to support continued demand for our services as well as enable us to leverage Market Central's innovative technology to further improve our customer service provisioning."

Market Central President and CEO, Doyal Bryant, said, "Our partnership with CustomerLinx is a win-win for both companies. CustomerLinx has multiple contact centers and clients and can leverage their contact center technology and existing and new contracts to incorporate our capacity into their workflow." Bryant continued, "Market Central can now focus its management and financial resources on continuing to develop and implement information discovery and knowledge management products such as Search, Intelligent Document Recognition, and web conferencing." About CustomerLinx, Inc.

CustomerLinx operates customer contact centers in Oklahoma and New York. Through its LinxCenters and advanced CRM/eCRM platform, CustomerLinx allows middle market and Fortune 500 companies to combine traditional inbound contact center communications with inbound web- based and digital eCRM communications. CustomerLinx's combined CRM/eCRM services allow companies to operate their CRM platforms in a more cost effective manner, while applying continuous improvement best practices in the execution of their CRM strategies. The company's web-enabled platform offers scaleable solutions, secure, real-time reporting of results and performance metrics. The company's suite of eCRM services includes: web and voice interaction, interactive voice response (IVR), email response, order entry, fulfillment, data mining and modeling and market research. CustomerLinx is headquartered in Atlanta, Georgia. The company employs approximately 1000 highly qualified professionals. CustomerLinx clients represent a variety of industries including financial services, insurance, marketing, e-commerce, health care, catalog and retail sales and publishing. For more information, visit the CustomerLinx web site at http://www.customerlinx.com/.

About Market Central

Market Central, Inc. is a global technology management company specializing in solutions that connect people and businesses with information. The company holds multiple patents and patent-pending technologies and has developed a suite of solutions that include software for next-generation search, intelligent document recognition, data capture, cleansing, mining, and integration. Market Central's clients include some of the nation's premier companies such as SmartBargains.com, Time Warner Cable, Cox Communications, FedEx, Tutor.com, OCLC, and Library of Congress. For more information, please visit us on the Web at www.marketcentral.com .
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

This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, our ability to successfully centralize and consolidate various support functions, in addition to general economic conditions, operating results, market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.